Fund name: Putnam AMT-Free Insured Municipal Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2008 Putnam Management has
assumed $505 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	Class A   10,319
		Class B      926
		Class C      287

72DD2	Class M       44



73A1		Class A   0.574033
		Class B   0.481128
		Class C   0.459406

73A2		Class M   0.533205
		Class Y	  0.354382

74U1		Class A   18,658
		Class B    1,641
		Class C      814

74U2		Class M       71
		Class Y		1

74V1		Class A   14.33
		Class B   14.35
		Class C   14.36

74V2		Class M   14.37
		Class Y	14.34

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.